KELLER & COMPANY, INC.
                             555 METRO PLACE NORTH
                                   SUITE 524
                               DUBLIN, OHIO 43017
                               (614) 766-1426
                               (614) 766-1459 FAX

  June 26, 1998

  The Board of Directors
  Gouverneur Savings and Loan Association
  42 Church Street
  Gouverneur, NY  13642

  Re: Subscription Rights
        Reorganization of Gouverneur Savings and Loan Association

  Gentlemen:

  The purpose of this letter is to provide an opinion of the value of the subscription rights of the "to be issued" Common Stock of Gouverneur Bancorp, Inc. (the "Corporation") in regard to the reorganization of Gouverneur Savings and Loan Association, Gouverneur, New York, (the "Association") from a state-chartered mutual savings and loan association to the mutual holding company form of organization. After reorganization, the Corporation will own all the stock of the Association and Cambray Mutual Holding Company will own a majority of the stock of the Corporation. The public will own a minority of the stock of the Corporation.

  Because the subscription rights to purchase shares of Common Stock in the Corporation, which are to be issued to the depositors of the Association and to other members of the Association and will be acquired by such recipients without cost, will be nontransferable and of short duration and will afford the recipients the right only to purchase shares of Common Stock at the same price as will be paid by members of the general public in a Direct Community Offering, we are of the opinion that:

        (1) The subscription rights will have no ascertainable fair market value, and;

        (2) The price at which the subscription rights are exercisable will not be more or less than the fair market value of the shares on the date of the exercise.

  Further, it is our opinion that the subscription rights will have no economic value on the date of distribution or at the time of exercise, whether or not a community offering takes place.

  Sincerely,

  KELLER & COMPANY, INC.

  /s/ John A. Shaffer
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     John A. Shaffer
     Vice President